EXHIBIT T3E.3


                                AMPEX CORPORATION

                                Offer to Exchange
                        12% Senior Secured Notes due 2008
                            12% Senior Notes due 2003

To Securities Dealers, Commercial Banks,
Trust Companies and Other Nominees:

               Ampex Corporation (the "Company") is offering (the "Exchange Offer"), upon the terms and subject to the conditions set forth in the enclosed Offering Circular, dated January [___], 2002 (the "Offering Circular"), the enclosed Letter of Transmittal (the "Letter of Transmittal"), and the Exchange Agreement, dated January [__], 2002, by and among the Company and each noteholder that becomes a party thereto (the "Exchange Agreement"), to exchange its 12% Senior Secured Notes due 2002 (the "New Notes"), for its outstanding 12% Senior Notes due 2003 (the "Old Notes"). Consummation of the Exchange Offer is subject to a number of conditions described in the Offering Circular and the Exchange Agreement.

               We are asking you to contact your clients for whom you hold Old Notes registered in your name or in the name of your nominee or who hold Old Notes registered in their own names.

               The Company will not pay any fees or commissions to any broker or dealer or other person for soliciting exchanges of Old Notes pursuant to the Exchange Offer. You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay all transfer taxes, if any, applicable to the transfer and exchange of Old Notes to it or its order, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

               Enclosed is a copy of the following documents:

               1.     The Offering Circular.

               2. The Letter of Transmittal for your use and for the information of your clients.

               3. A form of letter which may be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, with a space provided for obtaining such clients' instructions with regard to the Exchange Offer.

               4. A return envelope addressed to The Bank of New York, the Exchange Agent.


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               Your prompt action is requested.  The Exchange  Offer will expire at 12:00 Midnight, New York City time, on February [___], 2002, unless the Exchange Offer is extended by the Company (the "Expiration Date"). Old Notes offered for exchange may be withdrawn at any time prior to 12:00 Midnight, New York City time, on the Expiration Date.

               To participate in the Exchange Offer, certificates for Old Notes or confirmation of any book-entry transfer into the Exchange Agent's account at The Depository Trust Company and a duly executed and properly completed Letter of Transmittal (or facsimile thereof), together with any other required documents, must be delivered to the Exchange Agent as indicated in the Letter of Transmittal and the Offering Circular prior to 12:00 Midnight, New York City time, on the Expiration Date.

               Additional copies of the enclosed material may be obtained from The Bank of New York, the Exchange Agent.

                                            Very truly yours,



                                            AMPEX CORPORATION

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFERING CIRCULAR OR THE LETTER OF TRANSMITTAL.

THE EXCHANGE OFFER IS NOT BEING MADE TO, AND THE COMPANY WILL NOT ACCEPT TENDERS FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.


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